EXHIBIT 99.1

Corporate Contact: Dennis M. Smith Chief Financial Officer Tel: 011 (852) 2259.7883 dennis_smith@vsource.com	Media Contact: HKA, Inc. Marla McCutcheon (714) 426-0444 (PDT) marla@hkamarcom.com

Vsource® Announces Financial Results
For Third Quarter, Nine Months of Fiscal 2003

SAN DIEGO, Calif. Dec. 4, 2002—Vsource, Inc. (OTCBB: VSCE), a leader in providing customized business process outsourcing services, today announced its financial results for the third quarter and first nine months of fiscal 2003.

        Revenues for the third quarter ended Oct. 31, 2002, totaled $6.0 million, an increase of more than 150%, compared to the $2.4 million in revenues reported for the same prior year period. The company reported a net loss available to common shareholders of $1.6 million for the third quarter of fiscal 2003, which was a substantial improvement from the net loss of $6.0 million reported for the third quarter of the previous year.

        Revenue for the nine months ended Oct. 31, 2002, was $21.0 million, a 500% increase over the $3.5 million in revenues reported for the first nine months a year ago. The company reported a net loss available to common shareholders of $3.6 million or $2.11 per basic share for the nine months ended Oct. 31, 2002. Net loss available to common shareholders during the period included the following non-cash charges: (i) amortization of stock-based compensation expenses; (ii) beneficial conversion feature charges associated with the issuance of convertible debt; (iii) loss on the extinguishment of convertible debt; and (iv) deemed dividend for preferred shareholders. This compares with a net loss of $19.7 million or $19.99 per basic share for the nine months ended Oct. 31, 2001, which also included deemed dividends associated with issuance of Series 1-A and Series 2-A Preferred Stock.

        Earnings before interest, taxes, depreciation and amortization, adjusted to exclude non-cash amortization of stock-based compensation expenses of $0.9 million and non-cash loss on the extinguishment of convertible debt of $6.7 million (“Adjusted EBITDA”) for the nine months ended Oct. 31, 2002 was $1.4 million, compared with an Adjusted EBITDA loss of $9 million for the same prior year period. (See table on reconciliation of net loss to Adjusted EBITDA). Net cash at the end of the third quarter ending Oct. 31, 2002 totaled $12.7 million, comparing favorably to $6.3 million at July 31, 2002 and $4.8 million at Jan. 31, 2002.

        “During the third quarter we continued to deepen and expand our existing contracts, creating a stronger client base, with new multi-year contracts for Payroll and Claims Solutions and for Integrated Technical Services Solutions. During this past quarter, we built momentum with new Fortune 500 and Global 500 prospects operating across the Asia-Pacific region,” said Phil Kelly, Vsource Chairman and CEO. “Considering Asia-Pacific is a region where business process outsourcing is still in its emerging stage, our level of growth has been robust. For the first nine months of the year we have generated positive operating cash flow

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and increased revenues by more than 500% compared to the same prior year period. Our infrastructure has strengthened markedly over the last year and we believe our operational execution has consistently achieved superior performance levels – enabling us to grow relationships with existing clients and improve our ability to attract interest from new clients.”

        Kelly added, “We were also pleased to announce that our cash position increased substantially to $12.7 million due primarily to the completion of a private placement of preferred securities and warrants for a total purchase price of $7.5 million. Securing this capital further strengthens our balance sheet while providing Vsource with increased flexibility to continue expanding our client base. We believe that this investment confirms our own view of the positive prospects for the business process outsourcing industry across Asia in general, and for Vsource in particular.”

        Braden Waverley, Vsource President, stated, “More companies than ever before are aware of the solid infrastructure we have in place covering the diverse markets of Asia-Pacific, which is a key component of the substantial value proposition we offer. During this expansion phase, while we seek to add several new major client relationships, we are committed to maintaining a high-level of execution for our existing clients providing them with 'turn-key' value-enhancing BPO solutions.”

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VSOURCE INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
	Three months ended		Nine months ended
	October 31,		October 31,
	2002	2001	2002	2001
Revenues	$6,043	$2,401	$21,040	$3,549
Operating expenses:
Cost of revenue	3,314	2,412	10,537	3,795
Selling, general & administrative	3,926	4,679	11,892	8,135
Research and development	-	27	-	2,269
Amortization of stock-based compensation expense	57	32	907	910
Insurance proceeds in respect of loss on inventory	-	-	(464)	-
Impairment of long-lived assets	-	-	-	4,079
Total expenses	7,297	7,150	22,872	19,188
Operating loss	(1,254)	(4,749)	(1,832)	(15,639)
Non-cash beneficial conversion feature (1)	(587)	(1,084)	(1,717)	(1,702)
Other interest expense	(191)	(192)	(528)	(301)
Loss before extraordinary item	(2,032)	(6,025)	(4,077)	(17,642)
Loss on extinguishment of debt (2)	(6,703)	-	(6,703)	-
Net loss	$(8,735)	$(6,025)	$(10,780)	$(17,642)
Non-cash deemed dividend for preferred shareholders (3)	7,136	-	7,136	(2,095)
Net loss available to common shareholders	$(1,599)	$(6,025)	$(3,644)	$(19,737)
Net income (loss) per common share:
Basic and diluted	$(0.91)	$(5.66)	$(2.11)	$(19.99)
Weighted average number of common shares outstanding:
Basic and diluted (4)	1,749	1,064	1,725	987
Earnings before interest, taxes, depreciation & amortization excluding non-cash compensation charges(5)	$ (382)	$(3,979)	$1,354	$(8,988)
Adjusted EBITDA margin	-6.3%	-165.7%	6.4%	-253.3%
(1)	Non-cash beneficial conversion charges associated with the issuance of convertible debt
(2)	Loss on extinguishment of $6,703 associated with extinguishment of Series A Convertible Notes and Series B-1 Exchangeable notes
(3)	Non-cash deemed dividend for preferred shareholders associated with reversal of beneficial conversion feature originally recognized on Series 2-A convertible preferred stock and warrants upon exchange for Series 4-A convertible preferred stock; and amortization of beneficial conversion feature and accretion of redemption value of Series 4-A convertible preferred stock
(4)	Post reverse stock-split and excludes common shares outstanding on an "as converted basis" totaling 19.3 million in aggregate associated with preferred stock, convertible notes, warrants and vested employee options outstanding
(5)	Reconciliation of Net loss to Adjusted EBITDA
	Three months ended October 31,		Nine months ended October 31,
	2002	2001	2002	2001

Net loss	(8,735)	(6,025)	(10,780)	(17,642)
Add:
Non-cash beneficial conversion feature	587	1,084	1,717	1,702
Other interest expense	191	192	528	301
Depreciation and amortization	815	738	2,279	1,662
Amortization of stock-based compensation expense	57	32	907	910
Impairment of long-lived assets	-	-	-	4,079
Loss on extinguishment of debt	6,703	-	6,703	-

Adjusted EBITDA	(382)	(3,979)	1,354	(8,988)

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VSOURCE INC. CONSOLIDATED BALANCE SHEETS (in thousands)
	October 31, 2002	January 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$12,709	$4,753
Restricted cash	58	61
Accounts receivable, net	1,933	2,886
Inventory	590	-
Prepaid expenses	321	597
Other current assets	1,351	910
Total current assets	16,962	9,207
Property and equipment, net	5,454	7,232
Restricted cash, non-current	250	-
Total assets	$22,666	$16,439
LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$1,514	$1,706
Accrued expenses	4,486	3,610
Advances from customers	1,229	906
Convertible notes payable	171	-
Discount on convertible notes	(78)	-
Total current liabilities	7,322	6,222
Long term liabilities:
Convertible notes payable	-	7,497
Discount on convertible notes	-	(7,232)
Advances from customers	1,200	2,100
Total long term liabilities	1,200	2,365
Commitments and contingencies	-	-
Preferred stock	6,689	11,223
Shareholders equity/(deficit)	7,455	(3,371)
Total liabilities, preferred stock and shareholders' equity/(deficit)	$22,666	$16,439

About Vsource: Vsource, Inc., based in San Diego, Calif., provides business process outsourcing (BPO) services – under the Vsource Versatile Solutions™ trade name – to Fortune 500 and Global 500 organizations across the Asia-Pacific region. Vsource Versatile Solutions include Integrated Technical Service Solutions, Payroll and Claims Solutions, Sales Solutions and Vsource Foundation Solutions™, which include Financial Services, Customer Relationship Management (CRM) and Supply Chain Management (SCM). Vsource operates shared customer service centers (Vsource Customer Centers) in Malaysia and Japan and has offices in the United States, Hong Kong and Singapore. Vsource clients include ABN AMRO, Agilent Technologies, EMC, Gateway, Haworth, Network Appliance and other Fortune 500 and Global 500 companies. For more information, visit the Vsource web site: http://www.vsource.com.
CONFERENCE CALL

Vsource will host an earnings webcast today at 6:00 p.m. PDT (9:00 p.m. EDT) to discuss today's announced financial results. Links to access the webcast are available on the Vsource web site at www.vsource.com; on the CCBN web site as a direct link (http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=VSRC&script=1020&item_id=ew,639780,1); on CCBN's Investor Distribution Network (www.companyboardroom.com); or by visiting any of the investor sites in CCBN's Individual Investor Network (including America Online's Personal Finance Channel). Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

Forward Looking Statements: Some of the statements in this release and other oral and written statements made by us from time to time to the public constitute forward-looking statements. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, introduction of services and growth opportunities expected or anticipated to be realized by management. Vsource disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Factors that could cause or contribute to such differences include, but are not limited to, risk that our recent private placement will not improve our ability to attract and execute major new outsourcing contracts or accelerate our growth, reliance on one client and the expectation that revenues from this client will decline significantly, inability to repay the debt that we have incurred, a potential requirement to redeem our Series 4-A convertible preferred stock if we fail to meet certain conditions by March 31, 2006, our limited experience in the business process outsourcing business, the new and unproven market for business process outsourcing services in the Asia-Pacific region, long cycles for sales of our solutions, complexities involved in implementing and integrating our services, fluctuations in revenues and operating results, economic and infrastructure disruptions, dependence on a small number of vendors and service providers, litigation, and competition. Other factors that may affect these statements are identified in our previous filings with the Securities and Exchange Commission.

Vsource is a registered trademark of Vsource, Inc. Vsource Versatile Solutions and Vsource Foundation Solutions are trademarks of Vsource, Inc. Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.
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